EXHIBIT 11


                       HOST MARRIOTT SERVICES CORPORATION
                      COMPUTATIONS OF LOSS PER COMMON SHARE
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                             TWELVE WEEKS ENDED                TWELVE WEEKS ENDED
                                                               MARCH 28, 1997                    MARCH 22, 1996
                                                        -----------------------------    -------------------------------
                                                          PRIMARY     FULLY-DILUTED         PRIMARY      FULLY-DILUTED
                                                        ------------ ----------------    --------------- ---------------

Net loss available to common shareholders                    $(4.3)           $(4.3)             $(4.9)          $(4.9)
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Shares:
   Weighted average number of common
      shares outstanding                                      34.6             34.6               32.7            32.7
   Assuming distribution of shares issuable for Host
      Marriott Corporation warrants in 1996, less
      shares assumed purchased at applicable
      market (1)(2)                                            ---              ---                ---             ---
   Assuming distribution of shares issuable for
      employee stock options, less shares assumed
      purchased at applicable market (1)(2)                    ---              ---                ---             ---
   Assuming distribution of shares issuable for Host
      Marriott Corporation stock options held by
      Marriott International employees, less shares
      assumed purchased at applicable market (1)(2)            ---              ---                ---             ---
   Assuming distribution of shares issuable for Host
      Marriott Corporation deferred stock held by
      Marriott International employees, less shares
      assumed purchased at applicable market (1)(2)            ---              ---                ---             ---
   Assuming distribution of shares reserved under
      employee stock purchase plan, based on
      withholdings to date, less shares assumed
      purchased at applicable market (1)(2)                    ---              ---                ---             ---
   Assuming distribution of shares granted under
      deferred stock incentive plan, less shares
      assumed purchased at applicable market (1)(2)            ---              ---                ---             ---
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Total Weighed Average Common Shares Outstanding               34.6             34.6               32.7            32.7
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Loss Per Common Share                                       $(0.12)          $(0.12)            $(0.15)         $(0.15)
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------


(1) Common equivalent shares and other potentially dilutive securities were antidilutive in the first quarters of 1997 and 1996.
(2) The applicable market price for primary loss per common share is the average market price for the period. The applicable market price for fully-diluted loss per common share equals the higher of the average market price for the period or the period end market price.